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                                                                   Exhibit 10.18

                                 LEASE AGREEMENT

This Agreement is entered into between Jen Shan Chang and Hon Chan Lin("Party A") and Kid Castle Educational Corporation ("Party B").

For the purpose of renting the subject building, both parties agree as follows:

1.    SUBJECT BUILDING

      Owner:         Jen Shan Chang and Hon Chan Lin

      Location:      No. 242, Ming-Yi Rd., Section 1, Wugu Shiang, Taipei County

      Lease Scope:   principal building, accessory building and common area,
                     the total area is 3,300 sq m

      Building No.:  00037, 00038, 00039, 00040, 00041, 00109 and 00110

      Title scope:   complete ownership with mortgage

                     Lease scope:   the whole marked building 3 parking lots
                     (No. 7~9, exclusive for 24-hour tenant) Public facilities such as existing roads, lanes and stairs (in addition to the marked building)

                     376 pings for temporary lease (in addition to the marked building) (a "ping" is an area approximately equal to 36 square feet)

3.    LEASE PERIOD

      1.    Lease period: 10 years (November 1, 2004 to October 31, 2014)

      2.    Temporary lease period: 6 months (December 01, 2004 to May 31, 2005)

4.    RENT AND METHOD OF PAYMENT

      1) NT$300 per ping, total 1000 pings (including public facilities such as stairs).

            The rent of NT$300,000 (including 10% income tax) shall be paid monthly on or before the 6th day of every month. Party B shall draw 6 mature checks every six months from the execution date without delay or refusal for any reason.

            Rent for the first two months from the execution date will be exempted. The rent will be collected from January 1, 2005.

      2)    Rent for temporary lease is NT$300 per ping, total 376 pings
            (including

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            public facilities such as stairs).

            The rent of NT$112,800 (including 10% income tax) shall be paid monthly on or before the 6th day of every month. Party B shall draw 6 mature checks every six months from the execution date without delay or refusal for any reason.

      3)    Party B shall issue withholding certificate for filing tax report.

5.    INCREASE OF RENT

      The rent will be increased from beginning of the 4th year of this Agreement period, which will be calculated according to the annual increase rate of consumer price index (house rent index) announced by the Directorate-General of Budget, Accounting and Statistics of the Executive Yuan.

6.    DEPOSIT

      The deposit is NT$712,800 (including deposit of NT$112,800 for temporary lease). Party B shall pay the deposit upon execution of this Agreement. Party A shall return the above deposit to Party B without interest at the end of lease period when Party B returns the subject building pursuant to this Agreement.

9.    LIMITATION ON USE OF THE SUBJECT BUILDING

      Party B is using the subject building for storage and distribution of books. Party B shall not allow others to use part of or the whole subject building by sub-leasing, lending or any other methods. Party B shall not transfer the rights of tenancy to others.

11.   LIABILITY OF TENANT

      Party B shall maintain the subject building with the care of a good faith custodian.

13.   END OF LEASE PERIOD

      If Party A terminates this Agreement before the end of lease period, it shall inform Party B with a 6-month written notice. If Party A terminates this Agreement before the end of the 3rd year of the lease period, it shall pay Party B NT$600,000 as compensation; if Party A terminates this Agreement during the 4th and 5th year of the lease period, it shall pay Party B NT$300,000 as compensation.

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      If Party B terminates this Agreement before the end of lease period, it shall inform Party A with a 6-month written notice. If Party B terminates this Agreement before end of the 3rd year of the lease period, it shall pay Party A NT$600,000 as compensation; if Party B terminates this Agreement during the 4th and 5th year of the lease period, it shall pay Party A NT$300,000 as compensation.

      Party B may terminate the temporary lease before the end of lease period, and, upon termination by Party B, Party A shall return any rent that has been paid but is not yet due without interest and the NT$112,800 deposit.

19.   TERMINATION OF THIS AGREEMENT BY PARTY A

      Party A may terminate this Agreement if Party B:

      1) delays the payment amounting to three-months' rent, and does not make the payment after Party A has requested such payment.

      2)    violates Article 9

      3)    violates Article 10(2)

20.   TERMINATION OF THIS AGREEMENT BY PARTY B

      Party B may terminate this Agreement if:

      1) Party A fails to repair damages of the subject building when Party A is liable for such repair, and still does not repair after a reasonable period from the date Party B requested such repair.

      2) Party A is unable to reach an agreement with Party B to reduce rent as provided for in Article 12(1)

      3) The subject building is defective which may threaten the safety or health of Party B or its housemates.

      4) If the governmental authority finds the subject building has been used for illegal purpose and tears down part of the building, which causes Party B unable to use the building, Party B may terminate this Agreement, and Party A shall return undue rent and deposit, and pay Party B one-month's rent as a compensation for moving.

This Agreement also contains provisions with respect to obligations of each Party, such as payment of taxes and other fees, repairing and returning of the subject building, transferring ownership of the subject building, and other miscellaneous matters.